Exhibit 16.1

July 21, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 21, 2020, of Caesars Entertainment, Inc and are in agreement with the statements contained on page 9 in the paragraph 2 of Item 4.01, the first two sentences in paragraph 3 of Item 4.01 and in paragraph 4 of Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP